Exhibit 99.1

[LOGO OF PRO-DEX]

                                Contact:      Patrick Johnson, President & CEO
                                              (714) 241-4411

                                              Matthew Hayden, Investor Relations
                                              Hayden Communications, Inc.
                                              (858) 704 - 5065

FOR IMMEDIATE RELEASE

            PRO-DEX, INC. ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

         Sales Increase 30% over prior year quarter and 21% year to date

   Net Income Increases 79% over prior year quarter and 25% over prior quarter

         SANTA ANA, CA, February 9, 2006 - PRO-DEX, INC. (NASDAQ: PDEX), a developer and manufacturer of embedded motion control, miniature rotary drive systems and fractional horsepower DC motors, which enables speed-to-market for customers who serve the medical, dental, factory automation, scientific research, aerospace and military markets, today announced financial results for the fiscal second quarter ending December 31, 2005.

         Consolidated net sales for the second quarter were $3.8 million, up 30 percent compared to the $2.9 million reported for the second quarter last year and $3.8 million in the prior quarter. Net income for the quarter increased 79 percent to $327,000, or $0.03 per basic and diluted share, as compared to a net income of $183,000 or $0.02 per basic and diluted share, for the three months ended December 31, 2004. For purposes of calculating diluted earnings per share, approximately 10 million shares were used for the quarter ending December 31, 2005, compared to approximately 9.5 million shares for the prior year.

         Pro-Dex's President and CEO, Patrick Johnson commented, "This was operationally a solid quarter as we successfully completed two acquisitions and continued our recovery from vendor-related quality issues reported in the first quarter. We reported approximately $3.8 million in sales for the quarter, representing a 30 percent increase over the second quarter last year. Included in these sales was approximately $200,000 in shipments of a new medical device for an existing customer, a product which is anticipated to contribute $400,000 to $800,000 in revenue through the first fiscal quarter of 2007. The Company also grew its recurring sales revenue by approximately $1 million compared to the second quarter of last year as we continued to increase the conversion of development efforts into long-term manufacturing supply agreements for new products."

         As previously announced, the Company reversed approximately $250,000 in sales made to Intravantage during the fiscal year prior to its acquisition. Excluding this acquisition related adjustment, gross sales for the quarter were approximately $4.0 million, a 38 percent increase over the second quarter last year and a 6.2 percent increase over the prior quarter, reflecting the growth in total product shipped during the second quarter. We have participated in several industry trade shows and the reception and feedback for the IntraFlow Anesthesia Delivery System product has been extremely encouraging. Currently, management is in discussions with several prospective distribution partners to focus on both the domestic and international markets.

         For the three months ended December 31, 2005, the Company's consolidated gross profit increased 7 percent, or $109,000, to $1.7 million compared to the same three months in the previous year and remained constant with $1.7 million in the prior quarter. Gross profit as a percentage of sales decreased to 46.1 percent for the three months ended December 31, 2005 compared to 55.8 percent for the three months ended December 30, 2004 and increased from a gross margin percentage of 44.8 percent for the previous quarter. Similar to the first quarter, margins were impacted by the blend of products manufactured during the quarter despite a moderate increase in sales of factory automation products. In addition, approximately $125,000 in costs directly related to the repair and upgrade of product shipped during fiscal 2005, which contained faulty vendor-supplied components, also contributed to the decline in margins. Excluding this expense, gross profit as a percentage of sales would have approached the aggregate gross margins seen last fiscal year.

         Total operating expenses for the quarter ended December 31, 2005 decreased $84,000 or 6.4 percent to $1.2 million, compared to $1.3 million for the three months ended December 30, 2004 and $1.3 in the prior quarter. The decrease was the result of a general lower level of spending in all expense areas. As a percentage of sales, operating expenses during the second quarter decreased to 33 percent compared to 45 percent last year and 34 percent in the prior quarter.

         Consolidated net sales for the six months ending December 31, 2005 were $7.5 million, up 21 percent compared to the $6.2 million reported for the same period last year. Gross profit for the six months ending December 31, 2005 was $3.4 million compared to $3.5 million in the same period last year. This decrease was directly related to the impact of approximately $234,000 in unplanned warranty and accrued costs incurred during the first half of the fiscal year associated with faulty vendor-supplied components. Total operating expenses for the six months ending December 31, 2005 remained flat at $2.5 million compared to the same period last year. As a result, net income for the six months ending December 31, 2005 decreased 9 percent to $589,000, or $0.06 per basic and diluted share, as compared to a net income of $646,000 or $0.07 per basic and diluted share, for the six months ended December 31, 2004.

         Addressing the Company's ongoing operations, Mr. Johnson noted, "New order bookings were solid during the second quarter, resulting in a total order backlog of approximately $7.0 million at the end of December, compared to $4.7 million last year, representing a 49 percent year-over-year increase and compared to $7.6 million at the end of the previous quarter. In this calculation, it's important to note that we eliminated approximately $900,000 of backlog during the second quarter in connection with our acquisition of the IntraVantage patents. Subsequent to the quarter end, and resulting from the Astromec acquisition, backlog now stands at approximately $10.2 million. Included in this backlog is $1.7 million in orders for Astromec product and a newly received purchase order commitment in excess of $1 million from the same customer who was impacted by the quality issues related faulty vendor-supplied components. Receipt of this new blanket order is not only indicative of the resolution of the quality issues but Pro-Dex's ability to maintain strong customer relationships through responsiveness and creative problem solving. The current backlog also includes new orders that will drive an estimated 15 percent increase in production volume for our newly acquired Pro-Dex/Astromec business unit during the next 12 months, validating the synergistic value of the acquisition. We are confident in our ability to expand Astromec's presence in the medical device industry by integrating their specialized motor manufacturing technology into our existing medical device division, thus providing expanded capabilities to both current and new customers."

         Commenting on the Company's near term prospects, Mr. Johnson said, "We ended the quarter with eight active product development projects representing potential first year revenue of $6.8 million, which continues a trend towards higher quality projects that carry the potential for larger first year revenue contributions. We are actively engaged in discussions with both current and prospective customers regarding new development projects and expect to enter into definitive agreements for at least one substantial project during the third quarter of this year. Given the lessons learned during the first quarter, we are modifying our product development, procurement and manufacturing processes to ensure greater quality control over vendor supplied materials. Finally, we are implementing more sophisticated development tools that will allow us to model and test product designs more accurately and have bifurcated our manufacturing and quality functions to create greater control and predictability over our business processes. These initiatives, combined with our recent acquisitions, have not only created a stronger company, but also one we believe is more attractive to both new and existing customers, as well as our shareholders."


GUIDANCE:

         Based on our first half performance, the Company is reaffirming its sales guidance of $16 to $18 million for the fiscal year. On an organic basis, we now expect to finish the fiscal year at the lower end of this range. In addition, we anticipate that the Astromec acquisition will add approximately $1.5 million in incremental sales during the second half of the year, which in effect will put us toward the upper end of the guidance range. Given the impact of the reported quality issues not only on margins, but overall productivity and the focus of the Company, we now expect to report between $0.17 and $.19 per share. As the Astromec acquisition is expected to be earnings neutral for the second half of this fiscal year and we don't foresee making up the earnings short fall from the first half, we believe it is prudent to reset guidance.

         Investors and all others are invited to listen to a conference call discussing the second quarter and fiscal 2006 outlook, today at 4:30 p.m. Eastern Time. The call will be broadcast over the Internet at www.pro-dex.com. An online replay will be available for 30 days. Additionally, a telephone replay will be available two hours after the call for 48-hours by dialing (800) 475-6701 for domestic callers and (320) 365-3844 for international callers; conference ID# 817086.

         Pro-Dex Inc., with operations in Santa Ana, California, Beaverton, Oregon and Carson City Nevada, specializes in bringing speed to market in the development and manufacture of technology-based solutions that incorporate embedded motion control, miniature rotary drive systems and fractional horsepower DC motors, serving the medical, dental, semi-conductor, scientific research and aerospace markets. Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world.

         For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

                         PRO-DEX, INC. and SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                       December 31,        June 30,
                                                                           2005              2005
                                                                      --------------    --------------
                                                                       (unaudited)        (audited)
ASSETS
Current assets:
     Cash and cash equivalents                                        $    2,177,000    $    2,584,000
     Accounts receivable, net of allowance for doubtful
         accounts of $40,000 at December 31 and $100,000 at June 30        2,643,000         3,521,000
     Inventories, net                                                      3,575,000         3,145,000
     Prepaid expenses                                                        224,000            66,000
     Income tax receivable                                                         -            96,000
     Deferred income taxes                                                   525,000           519,000
                                                                      --------------    --------------
         Total current assets                                              9,144,000         9,931,000
                                                                      --------------    --------------
Equipment and leasehold improvements, net                                  1,225,000         1,156,000
                                                                      --------------    --------------
Other assets:
     Goodwill                                                              1,110,000         1,110,000
     Intangibles - Patents, net                                            1,523,000                 -
     Deferred income taxes                                                   481,000           541,000
     Other                                                                    34,000            18,000
                                                                      --------------    --------------
         Total other assets                                                3,148,000         1,669,000
                                                                      --------------    --------------
Total assets                                                          $   13,517,000    $   12,756,000
                                                                      ==============    ==============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                                 $      855,000    $    1,158,000
     Accrued expenses
                                                                             531,000           472,000
     Deferred payable (patent)
                                                                              71,000                 -
     Income taxes payable
                                                                                   -            13,000
                                                                      --------------    --------------
         Total current liabilities                                         1,457,000         1,643,000

Long-term liabilities (patent deferred payable)                              245,000                 -
                                                                      --------------    --------------
Total liabilities                                                          1,702,000         1,643,000
                                                                      --------------    --------------
Commitments and contingencies
Shareholders' equity:
     Common shares; no par value; 50,000,000 shares authorized;
         9,504,912 shares issued and outstanding December 31,
         9,449,396 shares issued and outstanding June 30.                 16,046,000        15,933,000
     Accumulated deficit                                                  (4,231,000)       (4,820,000)
                                                                      --------------    --------------
         Total shareholders' equity                                       11,815,000        11,113,000
                                                                      --------------    --------------
         Total liabilities and shareholders' equity                   $   13,517,000    $   12,756,000
                                                                      ==============    ==============

                 See notes to consolidated financial statements.

                         PRO-DEX, INC. and SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   Three months ended December 31 (unaudited)

                                                     2005            2004
                                                -------------   -------------
Net sales                                       $   3,750,000   $   2,894,000

Cost of sales                                       2,022,000       1,275,000
                                                -------------   -------------
Gross profit                                        1,728,000       1,619,000

Operating expenses:
     Selling                                          254,000         278,000
     General and administrative expenses              534,000         581,000
     Research and development costs                   444,000         457,000
                                                -------------   -------------
Total operating expenses                            1,232,000       1,316,000
                                                -------------   -------------
Income from operations                                496,000         303,000

Other income (expense):
     Other income, net                                      -           5,000
     Royalty income                                    26,000               -
     Interest income (expense)                         21,000          (2,000)
                                                -------------   -------------
Total                                                  47,000           3,000
                                                -------------   -------------
Income before provision for income taxes              543,000         306,000

Provision for income taxes                            216,000         123,000
                                                -------------   -------------
Net income                                      $     327,000   $     183,000

Net Income per share:
     Basic                                      $        0.03   $        0.02
                                                -------------   -------------
     Diluted                                    $        0.03   $        0.02
                                                -------------   -------------
Weighted average shares outstanding - basic         9,495,673       8,993,849
                                                -------------   -------------
Weighted average shares outstanding - diluted      10,062,315       9,584,276
                                                -------------   -------------

                         PRO-DEX, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    Six months ended December 31 (unaudited)

                                                     2005            2004
                                                -------------   -------------
Net sales                                       $   7,514,000   $   6,226,000

Cost of sales                                       4,094,000       2,747,000
                                                -------------   -------------
Gross profit                                        3,420,000       3,479,000

Operating expenses:
     Selling                                          509,000         477,000
     General and administrative expenses            1,120,000       1,125,000
     Research and development costs                   886,000         876,000
                                                -------------   -------------
Total operating expenses                            2,515,000       2,478,000
                                                -------------   -------------
Income from operations                                905,000       1,001,000

Other income (expense):
     Other income (expense), net                       (7,000)         45,000
     Royalty income                                    37,000          40,000
     Interest income (expense )                        43,000          (9,000)
                                                -------------   -------------
Total                                                  73,000          76,000
                                                -------------   -------------
Income before provision for income taxes              978,000       1,077,000

Provision for income taxes                            389,000         431,000
                                                -------------   -------------
Net income                                      $     589,000   $     646,000

Net Income per share:
     Basic                                      $        0.06   $        0.07
                                                -------------   -------------
     Diluted                                    $        0.06   $        0.07
                                                -------------   -------------
Weighted average shares outstanding - basic         9,474,227       8,928,876
                                                -------------   -------------
Weighted average shares outstanding - diluted      10,075,064       9,508,454
                                                -------------   -------------

                         PRO-DEX, INC. and SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    Six months ended December 31 (unaudited)

                                                                         2005             2004
                                                                      ------------    ------------
Cash Flows from Operating Activities:
Net Income                                                            $    589,000    $    646,000
     Adjustments to reconcile net income to net cash used
      in operating activities:
          Depreciation and amortization                                    189,000         171,000
                                Loss on disposal                             6,000               -
          (Recovery) provision for doubtful accounts                       (60,000)          5,000
          Reserve for obsolete inventory                                    99,000          37,000
          Stock based compensation                                               -          13,000
          Deferred taxes                                                    45,000               -
            Changes in:
               Decrease in accounts receivable                             939,000         761,000
               (Increase) in inventories                                  (528,000)       (471,000)
               (Increase) in prepaid expenses                             (158,000)       (147,000)
               (Increase) in other assets                                  (17,000)        (21,000)
               (Decrease) in accounts payable and accrued expenses        (244,000)       (279,000)
               Increase (decrease) in income taxes payable                  92,000        (229,000)
                                                                      ------------    ------------
Net Cash provided by Operating Activities                                  952,000         486,000
                                                                      ------------    ------------
Cash Flows From Investing Activities:
     Proceeds from equipment sale                                            1,000               -
     Purchase of intangible assets - patents                            (1,223,000)              -
     Purchases of equipment and leasehold improvements                    (250,000)       (196,000)
                                                                      ------------    ------------
Net Cash (used in) Investing Activities                                (1,472,000)        (196,000)
                                                                      ------------    ------------
Cash Flows from Financing Activities:
     Principal payments on long-term shareholder borrowings                      -        (145,000)
     Proceeds from option and warrant exercise                             113,000         329,000
                                                                      ------------    ------------
Net Cash provided by Financing Activities                                  113,000         184,000
                                                                      ------------    ------------
Net Increase (decrease) in Cash and Cash Equivalents                      (407,000)        474,000
Cash and Cash Equivalents, beginning of period                           2,584,000       2,070,000
                                                                      ------------    ------------
Cash and Cash Equivalents, end of period                              $  2,177,000    $  2,544,000
                                                                      ============    ============

                            Supplemental Information

Cash payments for interest                                            $          -    $      9,000

Cash payments for income taxes                                        $    251,000    $    660,000

            Non-Cash Disclosure of Investing and Financing Activities

Long term payable incurred in acquisition of intangible assets        $    256,000    $          -